Exhibit 10.1

ALLIANT TECHSYSTEMS INC.

EXECUTIVE OFFICER INCENTIVE PLAN

SECTION 1.           PURPOSE AND EFFECTIVE DATE

1.1           Purpose of this Plan.  The purpose of this Executive Officer Incentive Plan (this “Plan”) is to provide incentive compensation to executive officers of Alliant Techsystems Inc. (the “Company”) in accordance with the Company’s “pay-for-performance” philosophy by directly relating awards payable under this Plan to company, business unit and/or individual performance.  This Plan is intended to permit the grant of awards under this Plan to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (as defined in Section 2.1).

1.2           Effective Date.  This Plan will be effective as of the date of approval by the stockholders of the Company in accordance with applicable law (the “Effective Date”).

SECTION 2.           DEFINITIONS

2.1           Definitions.  The following capitalized terms used in this Agreement will have the meanings set forth below:

(a)           “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period.  Each Actual Award will be determined pursuant to the provisions of Section 3.6.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” means the occurrence of any of the following:

(i)            the Participant willfully and continually fails to substantially perform his or her duties of employment (other than because of a mental or physical impairment) for a period of at least 30 days after being given notice of such failure;

(ii)           the Participant (A) engages in any act of dishonesty, wrongdoing or moral turpitude (whether or not a felony) or (B) violates the Company’s Code of Conduct or a Company policy, which violation has an adverse effect upon the Company; or

(iii)          the Participant breaches his or her duty of loyalty or commits an unauthorized disclosure of proprietary or confidential information of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)           “Committee” means (i) the Personnel and Compensation Committee of the Board or (ii) if no Personnel and Compensation Committee exists, then a committee of Board members appointed by the Board to administer this Plan in accordance with Section 5.1.

(f)            “Covered Employee Participant” means any Participant who is reasonably expected to be a “covered employee” within the meaning of Section 162(m)(3) of the Code with respect to any Performance Period in which the Company would be entitled to take a compensation deduction for an Actual Award to such Participant (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code).

(g)           “Covered Employee Performance Goals” means objective and measurable performance goals determined by the Committee, in its discretion, to be applicable to a Covered Employee Participant for a Performance Period.  As determined by the Committee, the Covered Employee Performance Goals for any award may provide for a targeted level or levels of achievement using one or more of the following measures:  (i) sales or revenues (including, without limitation, sales or revenue growth); (ii) gross profit; (iii) income before interest and taxes; (iv) income before interest, taxes, depreciation and amortization; (v) net income; (vi) net income from operations; (vii) earnings per Share; (viii) return measures (including, without limitation, return on assets, capital, invested capital, equity, sales or revenues); (ix) productivity ratios; (x) expense or cost reduction measures; (xi) margins; (xii) operating efficiency; (xiii) market share; (xiv) customer satisfaction; (xv) working capital targets; (xvi) budget comparisons; (xvii) implementation or completion of specified projects or processes; (xviii) the formation of joint ventures, establishment of research or development collaborations or the completion of other transactions; (xix) cash flow (including, without limitation, operating cash flow, free cash flow and cash flow return on equity); (xx) Share price (including, without limitation, growth in Share price and total stockholder return); (xxi) profitability of an identifiable business unit or product; (xxii) economic profit or economic value added; (xxiii) cash value added; (xxiv) market share; or (xxv) Individual Objectives.  The Covered Employee Performance Goals may differ from Covered Employee Participant to Covered Employee Participant and from award to award.

(h)           “Determination Date” means the 90th day of any Performance Period.

(i)            “Disability” or “Disabled” will have the meaning given to such term in the Company’s governing long-term disability plan or, if no such plan exists, such term will mean total and permanent disability as determined under the rules of the Social Security Administration.

(j)            “Eligible Employee” means any executive officer of the Company required to file reports of beneficial ownership with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

(k)           “Fiscal Year” means the fiscal year of the Company.

(l)            “Individual Objectives” means as to a Participant for any Performance Period, objective and measurable individual performance goals approved by the Committee in its discretion.

(m)          “Maximum Award” means as to a Covered Employee Participant for any Fiscal Year, the lesser of (i) the maximum award payable under this Plan for any such Fiscal Year or (ii) $5,000,000.

(n)           “Other Participant” means a Participant who is not a Covered Employee Participant.

(o)           “Other Participant Performance Goals” means the performance goals determined by the Committee, in its discretion, to be applicable to an Other Participant for a Performance Period.  As determined by the Committee, the Other Participant Performance Goals may provide for a targeted level or levels of achievement using one or more of the Covered Employee Performance Goals or any other performance measures.  The Other Participant Performance Goals may differ from Other Participant to Other Participant and from award to award.

(p)           “Participant” means as to any Performance Period, an Eligible Employee who has been selected by the Committee for participation in this Plan for such Performance Period.

(q)           “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.3 in order to determine the Actual Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.

(r)            “Performance Goal” means a Covered Employee Performance Goal or an Other Participant Performance Goal, as the case may be.

(s)           “Performance Period” means any Fiscal Year or other period determined by the Committee pursuant to Section 3.2(a) over which achievement of Performance Goals will be measured.  A Performance Period may be a one-year period or any longer or shorter period, and may differ from Participant to Participant and from award to award.

(t)            “Retirement” means the voluntary retirement of a Participant pursuant to the terms of any retirement plan of the Company.

(u)           “Shares” means shares of the Company’s common stock.

(v)           “Termination of Service” means a cessation of the employee-employer relationship between an Eligible Employee and the Company for any reason, including, without limitation, a termination by resignation, discharge, death, Disability, Retirement, or the sale of any subsidiary or other affiliate of the Company or the sale of a business unit or division of the Company, but excluding any such termination where there is a simultaneous reemployment by the Company or any subsidiary or other affiliate of the Company.

2.2           Financial and Accounting Terms.  Except as otherwise expressly provided or unless the context otherwise requires, financial and accounting terms (including, without limitation, terms contained in the definition of “Covered Employee Performance Goals” set forth in Section 2.1 and in Section 3.2(c)) are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles in the United States and derived from the consolidated financial statements of the Company prepared in the ordinary course of business and filed with the Securities and Exchange Commission.

SECTION 3.           SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1           Selection of Participants.  The Committee, in its sole discretion, will select the Eligible Employees of the Company who will be Participants for any Performance Period.  Participation in this Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis.  Accordingly, an Eligible Employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2           Determination of Performance Period and Performance Goals.

(a)           The Committee, in its sole discretion, will determine the Performance Period applicable to awards made to Participants under this Plan.

(b)           The Committee, in its sole discretion, will establish the Performance Goals for each Participant for each Performance Period.  Such Performance Goals will be set forth in writing.

(c)           The Committee, in its sole discretion, may specify that the achievement of the Performance Goals will be determined without regard to the negative or positive effect of certain events, including, without limitation, any of the following:  (i) charges for extraordinary items and other unusual or non-recurring items of loss or gain; (ii) asset impairments; (iii) litigation or claim judgments or settlements; (iv) changes in the Code or tax rates; (v) changes in accounting principles; (vi) changes in other laws or regulations affecting reported results; (vii) charges relating to restructurings, discontinued operations, severance and contract termination and other costs incurred in rationalizing certain business activities; and (viii) gains or losses from the acquisition or disposition of businesses or assets or from the early extinguishment of debt.

3.3           Determination of Payout Formula.  The Committee, in its sole discretion, will establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant for each Performance Period.  Each Payout Formula will (a) be in writing and (b) provide for the payment of a Participant’s Actual Award based on whether or the extent to which the Performance Goals for the Performance Period are achieved.  Notwithstanding the foregoing, in no event will a Covered Employee’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.4           Determination of Maximum Awards for Covered Employee Participants.  The Committee, in its sole discretion, will establish a Maximum Award for each Covered Employee

Participant (subject to the limit set forth in Section 2.1(m)).  Each Participant’s Maximum Award will be set forth in writing.

3.5           Date for Determinations.  The Committee will make all determinations with respect to awards to Covered Employee Participants under Sections 3.1, 3.2, 3.3 and 3.4 on or before the Determination Date.

3.6           Determination of Actual Awards.

(a)           After the end of each Performance Period, the Committee will certify in writing the extent to which the Performance Goals applicable to each Participant for such Performance Period were achieved or exceeded.  The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.

(b)           Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Covered Employee Participant, the Committee, in its sole discretion, may reduce the award payable to any Covered Employee Participant below the award which otherwise would be payable under the Payout Formula.

(c)           Notwithstanding anything to the contrary in this Plan, in determining the Actual Award for any Other Participant, the Committee, in its sole discretion, may increase or reduce the award payable to any Other Participant above or below the award which otherwise would be payable under the Payout Formula.

SECTION 4.           PAYMENT OF AWARDS

4.1           Continued Employment.  Except as otherwise determined by the Committee or provided in Section 4.5, no Actual Award will be paid under this Plan with respect to a Performance Period to any Participant who has a Termination of Service prior to the last day of such Performance Period.

4.2           Form of Payment.  Each Actual Award will be paid to the Participant in cash or Shares.  Any Shares awarded to a Participant under this Plan will be granted and issued pursuant to the Company’s 2005 Stock Incentive Plan (which has been approved by the Company’s stockholders) or any other equity compensation plan approved by the stockholders of the Company in the future.

4.3           Timing of Payment.  Payment of each Actual Award will be made as soon as administratively feasible after the end of the applicable Performance Period; provided, however, that, in no event, will an Actual Award be paid later than 75 days after the end of such Performance Period.

4.4           Awards Payable from Company’s General Assets.  Each Actual Award that may become payable under this Plan will be paid solely from the general assets of the Company.  Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor of the Company.

4.5           Payment in the Event of Termination of Service.  Except as otherwise determined by the Committee and notwithstanding the provisions of Section 4.1:

(a)           if a Participant dies prior to the last day of a Performance Period during which he or she would have earned an Actual Award, such Participant’s beneficiary (or, if the Participant has not designated a beneficiary, such Participant’s estate) will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant’s beneficiary or estate to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

(b)           if a Participant has a Termination of Service due to Disability or Retirement prior to the last day of a Performance Period during which he or she would have earned an Actual Award, such Participant will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

(c)           if a Participant’s employment is terminated during a Performance Period due to an involuntary Termination of Service by the Company without Cause, or, if such Participant is demoted during such Performance Period so that he or she is no longer an Eligible Employee and is therefore unable to participate in this Plan for the remainder of the Performance Period, such Participant will be entitled to receive the Actual Award, adjusted on a pro rata basis to reflect the number of days the Participant was employed by the Company or participated in this Plan (as applicable) during such Performance Period; provided, however, that a Participant must be employed by the Company continuously for at least 90 days during a Performance Period in order for such Participant to be eligible to receive an Actual Award with respect to such Performance Period (unless otherwise determined by the Committee).

SECTION 5.           ADMINISTRATION

5.1           Committee is the Administrator.  This Plan will be administered by the Committee.  The Committee will consist of not less than two members of the Board.  The members of the Committee will be appointed from time to time by, and serve at the pleasure of, the Board.  Each member of the Committee will qualify as an “outside director” within the meaning of Section 162(m) of the Code.

5.2           Committee Authority.  The Committee will administer this Plan in accordance with its provisions.  The Committee will have full power and authority to (a) determine which Eligible Employees will be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret this Plan and any awards, (d) adopt rules for the administration, interpretation and application of this Plan as are consistent with the terms hereof, and (e) interpret, amend or revoke any such rules.

5.3           Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law.

SECTION 6.           AMENDMENT, TERMINATION AND DURATION

6.1           Amendment or Termination.  The Committee, in its sole discretion, may amend or terminate this Plan at any time and for any reason; provided, however, that in no event will the Committee amend this Plan to the extent such amendment would cause the amounts payable under this Plan to Covered Employee Participants for a particular Performance Period to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  The amendment or termination of this Plan will not, without the consent of a Participant, materially and adversely alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant.  No award may be granted during any period after termination of this Plan.

6.2           Duration of this Plan.  This Plan will commence on the Effective Date, and, subject to the Committee’s right to amend or terminate this Plan in accordance with Section 6.1, will terminate on the date five years after the Effective Date (the “Termination Date”).  Awards granted to Participants on or prior to the Termination Date will remain in full force and effect after the Termination Date in accordance with the terms thereof, but no new awards may be granted after the Termination Date.

SECTION 7.           GENERAL PROVISIONS

7.1           Tax Withholding.  The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

7.2           No Effect on Employment or Service.  Subject to Section 4.5(c), nothing in this Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without Cause.  For purposes of this Plan, transfer of employment of a Participant between the Company and any one of its subsidiaries or affiliates (or between such subsidiaries or affiliates) will not be deemed a Termination of Service.  Employment with the Company is on an at-will basis only.

7.3           Participation.  No Eligible Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

7.4           Successors.  All obligations of the Company under this Plan with respect to awards granted hereunder will be binding on any successor to the Company, whether any such succession is the result of a direct or indirect purchase, merger, consolidation of the Company, acquisition of all or substantially all of the business or assets of the Company, or otherwise.

7.5           Beneficiary Designations.  If permitted by the Committee, a Participant under this Plan may name a beneficiary or beneficiaries to whom any Actual Award will be paid in the event of the Participant’s death.  In the absence of any such designation, any awards remaining unpaid at the Participant’s death will be paid to the Participant’s estate.

7.6           Nontransferability of Awards.  No award granted under this Plan may be sold, transferred, pledged or assigned, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 7.5.  All rights with respect to an award granted to a Participant will be available during his or her lifetime only to the Participant.

7.7           Severability.  In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had not been included.

7.8           Requirements of Law.  The granting of awards under this Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.9           Governing Law.  This Plan and all awards will be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

7.10         Rules of Construction.  Captions are provided in this Plan for convenience only, and captions will not serve as a basis for interpretation or construction hereof.  Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in this Plan include the plural and the singular.